           As filed with the Securities and Exchange Commission on June 29, 2001
                                                      Registration No. 333-32063

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             ------------------------------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
             ------------------------------------------------------

                                 BIG LOTS, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

             OHIO                                          06-1119097
-------------------------------                        ------------------
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        Identification No.)

          300 PHILLIPI ROAD, P.O. BOX 28513, COLUMBUS, OHIO 43228-0512
          -------------------------------------------------------------
          (Address of principal executive offices, including zip code)

                 BIG LOTS, INC. 1996 PERFORMANCE INCENTIVE PLAN
     (f/k/a CONSOLIDATED STORES CORPORATION 1996 PERFORMANCE INCENTIVE PLAN)
     -----------------------------------------------------------------------
                            (Full title of the plan)

                           CHARLES W. HAUBIEL II, ESQ.
                        300 PHILLIPI ROAD, P.O. BOX 28512
                            COLUMBUS, OHIO 43228-0512
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (614) 278-6800
    ------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)




                          Index to Exhibits at page 10

          On May 15, 2001, Consolidated Stores Corporation, a Delaware corporation ("Consolidated (Delaware)"), was merged (the "Merger") with and into Big Lots, Inc., an Ohio corporation and a wholly-owned subsidiary of Consolidated (Delaware) ("Big Lots (Ohio)"). Big Lots (Ohio) was formed as an Ohio corporation as a vehicle to effect the change of the state of incorporation of Consolidated (Delaware) from Delaware to Ohio through the Merger. The Merger was approved by the stockholders of Consolidated (Delaware) at the Annual Meeting of Stockholders held on May 15, 2001.

          Each share of common stock, par value $0.01 per share (the "Consolidated (Delaware) Shares"), of Consolidated (Delaware) was converted into one common share, par value $0.01 per share (the "Big Lots (Ohio) Common Shares"), of Big Lots (Ohio) automatically as a result of the Merger. By virtue of the Merger, Big Lots (Ohio) has succeeded to all the business, properties, assets and liabilities of Consolidated (Delaware), including the obligations of Consolidated (Delaware) under the Big Lots, Inc. 1996 Performance Incentive Plan (f/k/a the Consolidated Stores Corporation 1996 Performance Incentive Plan) (the "Performance Incentive Plan"). Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Big Lots (Ohio) Common Shares are deemed to be registered under the Exchange Act.

          Pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), Big Lots (Ohio) hereby adopts the Registration Statement on Form S-8 (Registration No. 333-32063) of Consolidated (Delaware), related to the registration under the 1933 Act of 12,500,000 Consolidated (Delaware) Shares (prior to adjustments for stock splits) to be offered under the Performance Incentive Plan, as Big Lots (Ohio)'s own Registration Statement on Form S-8 for all purposes of the 1933 Act and the Exchange Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

          (a) Consolidated (Delaware)'s Annual Report on Form 10-K for the fiscal year ended February 3, 2001, filed pursuant to Section 13(a) of the Exchange Act;

          (b) Big Lots (Ohio)'s Quarterly Report on Form 10-Q for the fiscal quarter ended May 5, 2001, filed pursuant to Section 13(a) of the Exchange Act;

          (c) All documents which may be filed by Big Lots (Ohio) with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering contemplated by the Performance Incentive Plan, from the date of filing of each such document; and



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


          (d) The description of the Big Lots (Ohio) Common Shares contained in Big Lots (Ohio)'s Quarterly Report on Form 10-Q for the fiscal quarter ended May 5, 2001.

          Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Under Section 1701.13(E) of the Ohio Revised Code (the "OGCL"), directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by them to the extent they are successful in defense of any action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such proceeding. A director, officer, employee or agent is entitled to such indemnification if such person's success is "on the merits or otherwise." Directors (but not officers, employees or agents) are entitled to mandatory payment of expenses by the corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director's act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

          Section 1701.13(E) of the OGCL permits a corporation to indemnify directors, officers, employees or agents of the corporation in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in actions other than derivative actions if the indemnitee has acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee's conduct was unlawful. Such indemnification is permitted against expenses (including attorneys' fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee.

          An Ohio corporation may also provide indemnification in derivative actions for attorneys' fees and expenses actually and reasonably incurred in connection with the defense or settlement of an action if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the



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

corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of such actions. The corporation may not indemnify a director, officer, employee or agent in such actions for attorneys' fees and expenses if such person is adjudged to be liable to the corporation for negligence or misconduct in the performance of such person's duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

          Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of any other rights granted to those persons seeking indemnification under the articles, the regulations, any agreement, a vote of the shareholders or disinterested directors or otherwise.

          The OGCL grants express power to an Ohio corporation to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

          The Regulations provide for the broadest indemnification permitted under Section 1701.13(E) of the OGCL. The Regulations provide that Big Lots
(Ohio) must indemnify officers and directors against expenses (including attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement incurred in connection with any pending, threatened or completed action (whether criminal, civil, administrative or investigative) by reason of the fact that any such individual is or was a director, officer, employee, agent or volunteer of Big Lots (Ohio) or is or was serving at the request of Big Lots (Ohio) as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or other entity so long as such individual's act or omission was not occasioned by such individual's intent to cause injury to, or by such individual's reckless disregard for the best interests of, Big Lots (Ohio) and, with respect to any criminal matter, such individual had no reasonable cause to believe such individual's conduct was unlawful.

          The Regulations forbid Big Lots (Ohio) from indemnifying an officer or director if such person is adjudged to be liable for an act or omission occasioned by such person's deliberate intent to cause injury to, or by such person's reckless disregard for the best interests of, Big Lots (Ohio), unless and only to the extent a court, in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper. The Regulations recite a presumption (which may only be rebutted by clear and convincing evidence) that no act or omission by a director or officer was occasioned by an intent to cause injury to, or by a reckless disregard for the best interests of, Big Lots (Ohio), and with respect to any criminal matter, that no director or officer had reasonable cause to believe his or her conduct was unlawful.

          The Regulations state that the indemnification provided thereby is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the Regulations provide that Big Lots (Ohio) may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Big Lots (Ohio), or



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

who is or was serving another entity at the request of Big Lots (Ohio), against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not Big Lots (Ohio) would have the obligation or power to indemnify such person under the Regulations. The Regulations also authorize Big Lots (Ohio) to purchase and maintain trust funds, letters of credit or self-insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Big Lots (Ohio) or who is or has served another entity at the request of Big Lots (Ohio).

          The Board of Directors of Big Lots (Ohio) has in the past and may in the future maintain insurance to insure its present or former directors, officers and employees against liabilities and expenses arising out of any claim or breach of duty, error, misstatement, misleading statement, omission or other acts done by reasons of their being such directors, officers or employees of Big Lots (Ohio).

ITEM 8. EXHIBITS.

          The following exhibits are filed herewith and made a part hereof:


Exhibit No.                               Description of Exhibit
-----------                               ----------------------
     2                   Agreement of Merger, dated as of May 15, 2001, by and between
                         Consolidated Stores, Inc. and Big Lots, Inc.  (incorporated by reference to
                         Exhibit 2 of Big Lots (Ohio)'s  Quarterly  Report on Form 10-Q for the fiscal quarter ended May 5, 2001 (File No. 1-8897))

     3(a)                Amended Articles of Incorporation of Big Lots, Inc. (incorporated by reference to Exhibit 3(a) of Big Lots (Ohio)'s Quarterly Report on Form 10-Q
                         for the fiscal quarter ended May 5, 2001 (File No. 1-8897))

     3(b)                Code of Regulations of Big Lots, Inc. (incorporated by reference to Exhibit
                         3(b) of Big Lots (Ohio)'s Quarterly Report on Form 10-Q for the fiscal quarter ended May 5, 2001 (File No. 1-8897))

     5                   Opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Big Lots, Inc.

     10                  Big Lots, Inc. 1996 Performance Incentive Plan (f/k/a  Consolidated Stores
                         Corporation 1996 Performance Incentive Plan), as amended on May 15, 2001

     23                  Consent of Vorys, Sater, Seymour and Pease LLP, counsel to Big Lots, Inc.
                         (included in Exhibit 5)

     24                  Powers of Attorney

ITEM 9. UNDERTAKINGS.

A.   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs A(1)(i) and (A)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been




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

     advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



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



                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 28, 2001.


                                      BIG LOTS, INC.


                                      By: /s/ Michael J. Potter
                                      -----------------------------------------
                                      Michael J. Potter, Chairman of the Board,
                                      Chief Executive Officer and President



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



          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on June 28, 2001.

SIGNATURE                                              TITLE
---------                                              -----
/s/ Michael J. Potter                                  Chairman of the Board, Chief Executive Officer
--------------------------------------------           and President (Principal Executive Officer)
Michael J. Potter


/s/ Albert J. Bell                                     Director (Vice Chairman) and Chief
--------------------------------------------           Administrative Officer (Principal Financial and
Albert J. Bell                                         Accounting Officer)



                     *                                 Director
--------------------------------------------
Sheldon M. Berman


                     *                                 Director
--------------------------------------------
W. Eric Carlborg


                     *                                 Director
--------------------------------------------
Michael L. Glazer


                     *                                 Director
--------------------------------------------
David T. Kollat


                     *                                 Director
--------------------------------------------
Brenda J. Lauderback


                     *                                 Director
--------------------------------------------
Dennis B. Tishkoff


                     *                                 Director
--------------------------------------------
William A. Wickham


*By Albert J. Bell pursuant to Powers of Attorney executed by the directors and executive officers listed above, which Powers of Attorney have been filed with the Securities and Exchange Commission.



/s/ Albert J. Bell
--------------------------------------------
Albert J. Bell, Attorney-in-Fact

                                INDEX TO EXHIBITS


  Exhibit No.                                               Description of Exhibit
  -----------                                               ----------------------

      2                  Agreement of Merger, dated as of May 15, 2001, by and between
                         Consolidated Stores, Inc. and Big Lots, Inc. ("Big Lots (Ohio)") (incorporated by reference to Exhibit 2 of Big Lots (Ohio)'s Quarterly Report on Form 10-Q
                         for the fiscal quarter ended May 5, 2001 (File No. 1-8897))

      3(a)               Amended Articles of Incorporation of Big Lots, Inc. (incorporated by reference to Exhibit 3(a) of Big Lots (Ohio)'s Quarterly Report on Form 10-Q
                         for the fiscal quarter ended May 5, 2001 (File No. 1-8897))

      3(b)               Code of Regulations of Big Lots, Inc. (incorporated by reference to Exhibit
                         3(b) of Big Lots (Ohio)'s  Quarterly  Report on Form 10-Q for the fiscal quarter ended May 5, 2001 (File No. 1-8897))

     *5                  Opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Big Lots, Inc.

     *10                 Big Lots, Inc. 1996 Performance Incentive Plan (f/k/a  Consolidated Stores
                         Corporation 1996 Performance Incentive Plan), as amended on May 15, 2001

     *23                 Consent of Vorys, Sater, Seymour and Pease LLP, counsel to Big Lots, Inc.
                         (included in Exhibit 5)

     *24                 Powers of Attorney

------------------------
*Filed herewith


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